Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

VALEANT PHARMACEUTICALS INTERNATIONAL,

ODYSSEUS ACQUISITION CORP.,

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

and

OBAGI MEDICAL PRODUCTS, INC.

Dated as of March 19, 2013

TABLE OF CONTENTS

		Page

ARTICLE I

The Offer

SECTION 1.1	The Offer	2
SECTION 1.2	Offer Documents	3
SECTION 1.3	Offer Funds	4
SECTION 1.4	Company Actions	4
SECTION 1.5	Directors	5
SECTION 1.6	The Top-Up Option	7

ARTICLE II

The Merger

SECTION 2.1	The Merger	8
SECTION 2.2	Closing	9
SECTION 2.3	Effective Time	9
SECTION 2.4	Effects of the Merger	9
SECTION 2.5	Certificate of Incorporation and Bylaws of the Surviving Corporation	9
SECTION 2.6	Directors and Officers of the Surviving Corporation	9

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Company Stock Options and Other Stock-Based Awards

SECTION 3.1	Effect on Capital Stock	10
SECTION 3.2	Exchange of Certificates	11
SECTION 3.3	Treatment of Company Stock Options, Company Stock-Based Awards and Restricted Shares	13

ARTICLE IV

Representations and Warranties of the Company

SECTION 4.1	Qualification, Organization, Subsidiaries, etc.	15
SECTION 4.2	Capitalization	16
SECTION 4.3	Authority; Noncontravention; Voting Requirements	17
SECTION 4.4	Governmental Approvals	18
SECTION 4.5	Reports and Financial Statements	19
SECTION 4.6	Internal Controls and Procedures	20
SECTION 4.7	No Undisclosed Liabilities	20

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 19, 2013 (this “Agreement”), is among Valeant Pharmaceuticals International, a Delaware corporation (“Parent”), Odysseus Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Obagi Medical Products, Inc., a Delaware corporation (the “Company”), and solely for purposes of Section 6.17 hereof, Valeant Pharmaceuticals International, Inc., a Canadian corporation (“Guarantor”). Certain terms used in this Agreement are used as defined in Section 9.12.

WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that pursuant to this Agreement, and subject to the terms and conditions set forth herein, Parent will cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) at a price per share of $19.75, net to the seller in cash, without interest (such amount, or any other amount per share of Company Common Stock paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the consummation of the Offer, Merger Sub will merge (the “Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), with the Company surviving the merger as a wholly owned Subsidiary of Parent;

WHEREAS, the Company’s Board of Directors (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interest of the Company and its stockholders, (ii) approved this Agreement and the Transactions in accordance with the requirements of the DGCL and (iii) subject to the terms and conditions set forth herein, resolved to recommend acceptance of the Offer and, if necessary, adoption of this Agreement by the Company’s stockholders; and

WHEREAS, the respective Boards of Directors of Parent and Merger Sub approved and declared advisable this Agreement providing for the Offer and the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Offer

SECTION 1.1 The Offer.

(a) As promptly as reasonably practicable, and in any event no later than ten (10) Business Days of the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) an offer to purchase all outstanding shares of Company Common Stock at the Offer Price. The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver by Merger Sub of the conditions set forth in Annex A hereto (the “Offer Conditions”). Merger Sub expressly reserves the right, in its sole discretion, to waive any Offer Condition in whole or in part, at any time or from time to time, or to modify the terms or conditions of the Offer, except that, without the written consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of shares of Company Common Stock subject to the Offer, (iv) waive or change the Minimum Condition or the Termination Condition (each as defined in Annex A), (v) add to the Offer Conditions, (vi) terminate, or extend or otherwise amend or modify the expiration date of the Offer except as required or permitted by Section 1.1(b) or (vii) amend, modify or supplement any Offer Condition or any term of the Offer set forth in this Agreement in a manner (other than in an immaterial manner) adverse to the holders of Company Common Stock. The Company agrees that no Company Common Stock held by the Company, Merger Sub or any of their respective Subsidiaries will be tendered in the Offer; provided, that the Company shall be permitted to tender Company Common Stock held or beneficially owned by the Company pursuant to or in respect of a Company Plan or a trust that relates to obligations pursuant to a Company Plan.

(b) The Offer shall expire on the date that is twenty (20) Business Days after the commencement of the Offer (determined using Rule 14d-1(g)(3) of the Exchange Act); provided, however, that, subject to the provisions of Article VIII, (i) if at any scheduled expiration date of the Offer, if any Offer Condition shall not have been satisfied or waived (to the extent permitted under applicable Law), Merger Sub may, in its sole discretion, without the consent of the Company, extend the Offer for one or more consecutive increments of not more than five (5) Business Days each (the length of such period to be determined by Parent or Merger Sub), until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the date six (6) months from the date hereof (the “Walk-Away Date”) and (ii) if at any scheduled expiration date of the Offer, if any Offer Condition shall not have been satisfied or waived (to the extent permitted under applicable Law), Merger Sub shall (and Parent shall cause merger Sub to), extend the Offer at the request of the Company for one or more consecutive increments of not more than five (5) Business Days each (the length of such period to be determined by Parent or Merger Sub), until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Walk-Away Date; provided, however, that in no event shall Merger Sub be required to extend the Offer (x) beyond the Walk-Away Date or (y) at any time that Parent or Merger Sub is permitted to terminate this Agreement pursuant to Article VIII.

In addition, Merger Sub may (and shall where fewer than 90% of the total shares of Company Common Stock then outstanding have been accepted for payment in the Offer or are to be acquired pursuant to the exercise of the Top-Up Option immediately following the Acceptance Time) provide a subsequent offering period (a “Subsequent Offering Period”) after the expiration of the Offer, in accordance with Rule 14d-11 under the Exchange Act; provided, however, that in no event shall Merger Sub be required to provide a Subsequent Offering Period (x) beyond the Walk-Away Date or (y) at any time that Parent or Merger Sub is permitted to terminate this Agreement pursuant to Article VIII. Without the consent of the Company, Merger Sub shall have the right to extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or its staff applicable to the Offer.

(c) Subject to the terms of the Offer and this Agreement and the satisfaction, or waiver by Merger Sub, of all of the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, (i) accept for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly after the expiration date thereof (as the same may be extended or required to be extended, the “Expiration Date”) and pay for (subject to any applicable Tax withholding pursuant to Section 3.2(b)(iii)) such shares as soon as practicable (and, in any event, no more than two (2) Business Days ) after the Expiration Date or (ii) in the case of any shares of Company Common Stock tendered during any Subsequent Offering Period, accept for payment and pay for all such shares of Company Common Stock validly tendered and not validly withdrawn as soon as practicable (and, in any event, no more than two (2) Business Days following the valid tender of such Shares). The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with Section 1.1(b)), unless this Agreement is validly terminated in accordance with Section 8.1. Nothing contained in this Section 1.1(c) shall affect any termination rights set forth in Section 8.1.

SECTION 1.2 Offer Documents. On the date of commencement of the Offer, Parent and Merger Sub shall (a) file a Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and form of summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all amendments, supplements and exhibits thereto, the “Offer Documents”) and (b) cause the Offer Documents to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law. The Company shall as promptly as reasonably practicable supply Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents. Each of Parent, Merger Sub and the Company agrees as soon as reasonably practicable to correct any information provided by them for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto (including the proposed final version thereof) prior to the filing thereof with the SEC and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Merger Sub agree to provide the Company and its counsel any comments, whether written or oral, that Parent or Merger Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses (including the proposed final version thereof) and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Each of Parent and Merger Sub shall cause the Schedule TO to comply in all material respects with the provisions of applicable Law.

SECTION 1.3 Offer Funds. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

SECTION 1.4 Company Actions.

(a) Subject to Section 6.3, the Company hereby consents to the Offer and to the inclusion in the Offer Documents of a description of the recommendation of the Company Board described in Section 4.3(b).

(b) Subject to Section 6.3, on the date of filing by Parent and Merger Sub of the Offer Documents, the Company shall file with the SEC and mail to the Company’s stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with any amendments or supplements thereto, the “Schedule 14D-9”) describing the recommendation of the Company Board described in Section 4.3(b), and shall cause the Schedule 14D-9 to be disseminated to the Company’s stockholders (concurrently with and in the same mailing envelope as the Offer Documents) as required by Rule 14d-9 under the Exchange Act. The Company shall cause the Schedule 14D-9 to comply in all material respects with the provisions of applicable Law. Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto (including the proposed final version thereof) prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written responses thereto, and to promptly inform them of any oral comments or other communications. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon any written responses (including the proposed final version thereof) and to participate in any oral responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board contained in the Schedule 14D-9.

(c) In connection with the Offer, the Company shall cause its transfer agent promptly, and in any event within three (3) Business Days of the date of this Agreement, to furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of shares of Company Common Stock as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including periodic updates of such information) and such other assistance as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are (i) necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions or (ii) desirable in connection with making solicitations and recommendations to the holders of Company Common Stock for purposes of causing the Minimum Condition to be satisfied, Parent and Merger Sub shall keep confidential and not disclose the information contained in any such labels, listings, files and information, in each case, as required by the confidentiality agreement dated February 27, 2013 between the Company and Parent as it may be amended from time to time (the “Confidentiality Agreement”), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, return to the Company all copies of such labels, listings, files and information.

(d) Prior to the Expiration Date, the Company (acting through the Compensation Committee of the Company Board (the “Compensation Committee”)) shall take all such actions as may be required to approve or ratify, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, any and all employment, compensation, severance or other employee benefit arrangements that have been, or after the date of this Agreement will be, entered into by the Company or any of its Subsidiaries with current, former or future directors, officers or employees of the Company or any of its Subsidiaries, in each case, under which any such Person could become entitled to (i) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of its Subsidiaries, in each case as a result of the Transactions (alone or in combination with any other event), or (ii) any other compensation or benefits from the Company or any of its Subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, the Merger or any of the other Transactions (alone or in combination with any other event) and shall take all other actions required to satisfy the requirements of the non-exclusive safe-harbor under Rule 14d-10(d)(2) under the Exchange Act.

SECTION 1.5 Directors.

(a) Subject to compliance with applicable Law and the requirements of Section 1.5(c), promptly upon the acceptance for payment by Merger Sub of shares of Company

Common Stock pursuant to the Offer representing at least such number of shares of Company Common Stock as shall satisfy the Minimum Condition (the time of such acceptance, the “Acceptance Time”), and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage of the total number of outstanding shares of Company Common Stock at such time represented by the aggregate number of shares of Company Common Stock beneficially owned by Parent, Merger Sub and their respective Subsidiaries at such time (including shares of Company Common Stock so accepted for payment); provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board as long as Parent and its Affiliates beneficially own a majority of the shares of Company Common Stock. In furtherance thereof and subject to applicable Law (including, to the extent applicable prior to the Effective Time, the continued listing requirements of the Nasdaq Global Market), the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent’s designees to be so elected or appointed, including increasing the size of its Board of Directors (subject to compliance with the terms the Company Charter Documents) and/or obtaining the resignations of one or more incumbent directors and/or filling any newly created directorships and/or vacancies so created with Parent’s designees (with such method to be by the election of Parent and with Parent selecting the individuals designated for resignation). At such time and subject to applicable Law (including, to the extent applicable prior to the Effective Time, the continued listing requirements of the Nasdaq Global Market), the Company shall, upon request of Parent, also promptly take all actions necessary to cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each Board of Directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such Board of Directors. Prior to the Acceptance Time, the Company shall obtain and deliver to Parent and Merger Sub true and correct copies of duly executed, irrevocable resignation letters from such members of the Company Board necessary to allow the Company to comply with this Section 1.5, which resignation letters (x) shall be conditioned upon the occurrence of the Acceptance Time, (y) shall have been accepted by the Company Board and (z) shall remain in full force and effect at all times prior to the Effective Time.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall as promptly as reasonably practicable take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.5, including mailing to stockholders together with the Schedule 14D-9 the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or appointed to the Company Board (provided, that Parent and Merger Sub shall have provided to the Company on a timely basis any information with respect to itself and its officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1).

(c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to this Section 1.5, then, until the Effective Time, the Company shall cause the Company Board to maintain at least two directors who are members of the Company Board on the date of this Agreement and who are independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided, however, that if the number of Independent Directors is reduced below two for any reason, the remaining Independent Director shall be entitled to nominate an individual who qualifies as an independent director for purposes of Rule 10A-3 under the Exchange Act to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two individuals to fill such vacancies who are independent for purposes of Rule 10A-3 under the Exchange Act, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement. The Company shall promptly take all action as may be necessary to comply with its obligations under this Section 1.5(c). Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that Parent’s designees pursuant to this Section 1.5 constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, (1) any amendment or termination of this Agreement by the Company, (2) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub hereunder, (3) any exercise or waiver of any of the Company’s rights or remedies hereunder, (4) any amendment to the Company Charter Documents or (5) except for the Transactions in accordance with the terms of this Agreement, any transaction between the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Affiliates (other than the Company and its Subsidiaries), on the other, will require the concurrence of each of the Independent Directors (the “Independent Director Approval”). It is understood that the Independent Directors will be entitled to retain their own separate counsel.

SECTION 1.6 The Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase from the Company that number of shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock held by Parent and Merger Sub at the time of such exercise, shall constitute one share more than 90% of the total shares of Company Common Stock then outstanding (determined on a fully diluted basis and assuming the issuance of the Top-Up Shares), at a price per share equal to the Offer Price.

(b) The Top-Up Option shall be exercisable once in whole and not in part, (x) following the expiration of the Offer or any Subsequent Offering Period and (y) prior to the fifth (5th) Business Day after the applicable expiration date of the Offer or any Subsequent Offering Period; provided, however, that the obligation of the Company to deliver the Top-Up Shares is subject to the conditions that (i) no Restraint that has the effect of prohibiting the exercise of the Top-Up Option or preventing the issuance and delivery of the Top-Up Shares shall be in effect; (ii) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the number of authorized but unissued shares of Company Common Stock that are not otherwise subscribed for or committed to be issued; and (iii) Merger Sub has accepted for payment and paid for all shares of Company Common Stock validly tendered in the Offer and any Subsequent Offering Period and not withdrawn; provided, further, that the Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms. The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with applicable Law, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). Parent and Merger Sub acknowledge that the Top-Up Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(c) In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall notify the Company in writing, and shall set forth in such notice (i) the number of shares of Company Common Stock that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares and (ii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of shares of Company Common Stock then outstanding and the number of Top-Up Shares. At the Top-Up Closing, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Shares and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares, which certificate may include any legends required by applicable securities Laws. The aggregate price required to be paid for the Top-Up Shares or any portion thereof may be paid by Merger Sub either in cash or by executing and delivering to the Company a promissory note (the “Promissory Note”) having a principal amount equal to the aggregate cash purchase price for the Top-Up Shares. Any such promissory note (v) shall be full recourse against Parent and Merger Sub, (w) shall bear interest at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal, (x) shall mature on the first anniversary of the date of execution and delivery of such promissory note, (y) may be prepaid in whole or in part without premium or penalty and (z) shall have no other material terms.

(d) Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub and the Company acknowledges and agrees that, in any appraisal proceeding under Section 262 of the DGCL with respect to Dissenting Shares, the Top-Up Option, the Top-Up Shares or any cash or Promissory Note delivered by Merger Sub to the Company in payment for such Top-Up Shares shall not be taken into account in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.

ARTICLE II

The Merger

SECTION 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Jenner & Block LLP, 919 Third Avenue, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

SECTION 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company or Merger Sub, as applicable, will cause a certificate of merger or a certificate of ownership and merger, as applicable (in either case, the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 or Section 253, as applicable, of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

SECTION 2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 6.9, at the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, in the form attached hereto as Exhibit A, except that the name of the Surviving Corporation shall be Obagi Medical Products, Inc. and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law, except the references to Merger Sub’s name shall be replaced by references to Obagi Medical Products, Inc.

SECTION 2.6 Directors and Officers of the Surviving Corporation.

(a) Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(b) The officers of Merger Sub as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Company Stock Options and Other Stock-Based Awards

SECTION 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, any shares of Company Common Stock held by a Company Plan or a trust that relates to obligations pursuant to a Company Plan), other than (i) shares of Company Common Stock to be cancelled pursuant to Section 3.1(b) and (ii) Dissenting Shares, shall be converted automatically into and shall thereafter represent the right to receive an amount of cash equal to the Offer Price, without interest (the “Merger Consideration”). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration.

(b) Parent and Merger Sub-Owned Shares. Each share of Company Common Stock that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such shares of Company Common Stock held on behalf of third parties) (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such shares of Company Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such shares of Company Common Stock. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

(e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

SECTION 3.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the shares of Company Common Stock, the Company Stock Options and the Company Stock-Based Awards, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the shares of Company Common Stock outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to the provisions of this Article III and (ii) the Option and Stock-Based Consideration payable pursuant to Section 3.3 (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, the Paying Agent shall mail (x) to each holder of record of shares of Company Common

Stock whose shares of Company Common Stock were converted into the Merger Consideration pursuant to Section 3.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (y) to each holder of a Company Stock Option or Company Stock-Based Award, a check in an amount due and payable to such holder pursuant to Section 3.3(a) or Section 3.3(b) hereof in respect of such Company Stock Option or Company Stock-Based Award.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii) The Paying Agent, Parent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of shares of Company Common Stock, Company Stock Options or Company Stock-Based Awards, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”) or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Stock Options or Company Stock-Based Awards, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of shares of Company Common Stock who have not surrendered their shares of Company Common Stock in accordance with Section 3.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their shares of Company Common Stock.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 3.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of shares of Company Common Stock represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

SECTION 3.3 Treatment of Company Stock Options, Company Stock-Based Awards and Restricted Shares.

(a) Company Stock Options. Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Offer Price over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. Effective as of the Effective Time, the Company Stock Plans shall be cancelled and of no further force or effect.

(b) Other Stock-Based Awards. At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Company Plans (including restricted stock units, phantom units, deferred stock units and dividend equivalents), other than Restricted Shares and Company Stock Options (each, other than Restricted Shares and Company Stock Options, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time an amount in cash equal to the Merger Consideration in respect of each share of Company Common Stock underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the “Option and Stock-Based Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(c) Restricted Shares. Immediately prior to the Effective Time, each award of restricted Company Common Stock (the “Restricted Shares”) shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 3.1(a), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(d) Company Actions. The Compensation Committee of the Company Board shall make such adjustments or determinations with respect to the Company Stock Options, the Company Stock-Based Awards and Restricted Shares that, in each case, the Company determines to be necessary to implement the foregoing provisions of this Section 3.3.

(e) Rights of Holders. The holders of Company Stock Options, Company Stock-Based Awards and Restricted Shares shall have the right to enforce, and shall be beneficiaries with respect to, the provisions of this Section 3.3.

ARTICLE IV

Representations and Warranties of the Company

Except as disclosed in (a) the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Company Disclosure Letter relates; provided, that any information set forth in one section of the Company Disclosure Letter shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on the face of such disclosure contained in the Company Disclosure Letter), or (b) disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and each Current Report on Form 8-K filed subsequent to such Form 10-K but prior to the date of this Agreement, but excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature; provided, that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such Company SEC Document filed prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such governmental approvals, would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or in good standing, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means such facts, circumstances, developments, events or changes that result in any change or effect that is or would reasonably be expected to be materially adverse to the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include (a) facts, circumstances, events or changes resulting from (i) changes in United States or global economic or political conditions or the securities, credit or financial markets in general, (ii) general changes or developments in the industries in which the Company and its Subsidiaries operate, including general changes in Law or regulation (except for changes in Law or regulation that relate to Hydroquinone or sales of the Company Products over the Internet), (iii) the announcement of this Agreement or the pendency or consummation of the Merger, (iv) the identity of Parent or any of its Affiliates as the acquiror of the Company, (v) compliance with the terms of, or the taking of any action specifically required by, this Agreement or consented to in writing by Parent, (vi) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any material facility or material property of the Company or any of its Subsidiaries) or (vii) changes in generally accepted accounting principles or the interpretation thereof; except, in the case of the foregoing clauses (i), (ii) and (vii), to the extent such changes or developments referred to therein have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries and in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other companies or (b) any decline in the stock price of the Company Common Stock on the Nasdaq Global Market or any other market on which such securities are listed for purchase or sale or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided, that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a Company Material Adverse Effect).

(c) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company Charter Documents, each as amended through the date hereof, and the equivalent organizational documents (including all partnership, limited liability company or similar agreements) of each of its Subsidiaries, in each case, as amended through the date of this Agreement. The Company Charter Documents and the equivalent organizational documents (including all partnership, limited liability company or similar agreements) of its Subsidiaries are in full force and effect and have not been amended or otherwise modified. The Company is not in violation of any provision of the Company Charter Documents. No Subsidiary of the Company is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents (including all partnership, limited liability company or similar agreements), except where such violations would not, individually or in the aggregate, reasonably be expected to be material to such Subsidiary. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, complete and correct drafts thereof) of (i) all meetings of the stockholders or other equity-holders of the Company and, to the extent available, each of the Company’s Subsidiaries, (ii) the boards of directors (or equivalent governing body) of the Company and, to the extent available, each of the Company’s Subsidiaries and (iii) the committees of each such board of directors (or comparable governing body), in each case held since January 1, 2010 and prior to the date hereof.

SECTION 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of March 15, 2013, (i) 17,434,138 shares of Company Common Stock were issued and outstanding, (ii) 5,867,941 shares of Company Common Stock were held in treasury, (iii) 1,615,590 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which (A) 1,549,670 shares were subject to Company Stock Options, (B) 50,000 shares were subject to Company Stock-Based Awards (of which all were restricted stock units) and (C) 15,920 shares were Restricted Shares, and (iv) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b) Except as set forth in subsection (a) above, as of March 19, 2013, (i) the Company does not have any shares of its capital stock issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Except for awards to acquire or receive shares of Company Common Stock under the Company Stock Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

SECTION 4.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval if required by applicable Law, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Company Board, and except for obtaining the Company Stockholder Approval if required by applicable Law, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, at a meeting duly called and held at which all of the directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the DGCL, duly and unanimously adopted resolutions (i) approving this Agreement and the Transactions, (ii) declaring that this Agreement, the Offer, the Merger and the other Transactions are advisable, fair to, and in the best interests of the Company and its stockholders, (iii) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and (iv) recommending that the holders of the Company Common Stock adopt this Agreement if the Company Stockholder Approval is required by applicable Law (the “Merger Recommendation”), and none of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date hereof. The Company Board has taken all actions necessary, assuming the accuracy of the representations and warranties set forth in SECTION 5.10, so that Parent and Merger Sub will not be prohibited by Section 203 of the DGCL from consummating the Transactions in the manner contemplated hereby and to ensure that Section 203 of the DGCL will not impose any additional procedural, voting, approval or other restrictions on the timely consummation of the Transactions in accordance with the terms of this Agreement or restrict, impair or delay the ability of (x) Parent or Merger Sub to engage in any of the Transactions with the Company or (y) Parent or Merger Sub, following the Expiration Date and subject to and in accordance with the terms of this Agreement and the other provisions of this Agreement, to vote or otherwise exercise all rights as a stockholder of the Company. No other state takeover statute applies to this Agreement, the Merger or the other Transactions.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.4 and the receipt of the Company Stockholder Approval if required by applicable Law, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) assuming compliance with the matters referenced in Section 4.4, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (each, a “Contract”) binding upon the Company or any of its Subsidiaries or (iv) result in the creation of any liens, claims, mortgages, encumbrances, restrictions, covenants, pledges, security interests, equities, charges or matters of record of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business or which are being contested in good faith, (C) encumbering any of the Leased Real Property that does not materially interfere with the use of the Leased Real Property by the Company or its Subsidiaries, (D) which is specifically disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet) or (E) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, or loss that would not have, individually or in the aggregate, a Company Material Adverse Effect, or would not prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions by the Company.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is (unless the Merger is consummated as contemplated by Section 6.13)) the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement or approve the Merger, assuming the accuracy of the representations set forth in SECTION 5.10.

SECTION 4.4 Governmental Approvals. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the

Merger or any other Transaction, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) the Company Stockholder Approval with respect to the Merger, if required by Law, (c) compliance with any applicable requirements of the HSR Act and with other applicable requirements of Non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Non-U.S. Antitrust Laws”), (d) compliance with the applicable requirements of the Exchange Act, (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or “blue sky” Laws, (g) filings with the SEC as may be required by the Company in connection with this Agreement and the Transactions, (h) such filings as may be required under the rules and regulations of the Nasdaq Global Market, and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or would not prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions by the Company.

SECTION 4.5 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2010 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules, where applicable) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) No Conflict Minerals are necessary to the functionality, or production of, or are used in the production of any product of the Company or any product currently proposed to be manufactured by the Company or any of its Subsidiaries or on its behalf in the future.

SECTION 4.6 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2012, and such assessment concluded that such controls were effective. Neither the Company nor any of its Subsidiaries are a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(b) Since January 1, 2010, the Company has not received any oral or written notification of any (A) “significant deficiency” or (B) “material weakness” in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board Interim Standard AU 325 parts 2 and 3, as in effect on the date hereof.

SECTION 4.7 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2012 and (d) for liabilities or obligations which were incurred in the ordinary course of business and which have been or will be discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP, other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.8 Compliance with Law; Permits.

(a) The Company and each of its Subsidiaries are (and since January 1, 2011 have been) in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, Order, injunction, decree or agency requirement of any Governmental Authority (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 4.8(a), no representation or warranty shall be deemed to be made in this Section 4.8(a) in respect of the matters referenced in Section 4.5 or Section 4.6, or in respect of environmental, Tax, employee benefits or labor Law matters, each of which matters is addressed by other sections of this Article IV.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.9 Regulatory.

(a) All cosmetic products, prescription drugs, over-the-counter drugs and products containing hydroquinone as an active ingredient of the Company or any of its Subsidiaries (jointly referred to herein as “Company Products”) have been developed, tested, manufactured, packaged, labeled, stored, imported, exported, marketed, handled, sold and distributed in compliance in all material respects with all applicable federal, state, local, and foreign laws, including the Federal Food, Drug and Cosmetic Act, regulations promulgated thereunder, including but not limited to those relating to product approval requirements, good laboratory practice, good clinical practice, record keeping and filing of reports, protection of human subjects, humane care and use of laboratory animals, and good manufacturing practice, laws governing the practice of pharmacy, and all applicable guidance documents of the U.S. Food and Drug Administration (the “FDA”), the U.S. Federal Trade Commission (the “FTC”), the U.S. Department of Health and Human Services, Centers for Medicare and Medicaid Services or any other federal, state, local or foreign Governmental Authority that is concerned with or regulates the development, testing, packaging, labeling, storage, import, export, marketing, sale, use, handling and control, purity, quality, safety, efficacy, reliability, distribution or manufacturing of cosmetic products, pharmaceutical products, medical devices and related products, federal or state health care programs or the provision of health care or similar services (each, a “Regulatory Authority”), including but not limited to the FDA Compliance Policy Guide and any final rules or other guidance relating to FDA Proposed Rule “Skin Bleaching Drug Products For Over-The-Counter Human Use” (August 29, 2006) Section 400.100 (jointly referred to herein as “Regulatory Laws”). The Company Products have not been and are not considered adulterated or misbranded pursuant to any applicable Laws. The line of Company Products does not include any medical devices.

(b) To the Knowledge of the Company, there are not any regulatory communications or compliance or enforcement actions brought or threatened, by FDA or other Governmental Authorities with regard to the Company Products.

(c) All pre-clinical and clinical investigations and trials conducted or sponsored by or on behalf of the Company or any of its Subsidiaries are being and have been conducted in compliance with all applicable Regulatory Laws, including Parts 56 and 58 of 21 CFR.

(d) The Company and its Subsidiaries have and have had all Regulatory Authorizations necessary for the conduct of their business, including the development, testing, manufacturing, packaging, labeling, storage, import, export, marketing, handling, sale, distribution and the use of its products, properties and assets, including all Company Products, as presently conducted and used, and each of the Regulatory Authorizations is valid, subsisting and in full force and effect. There are currently no, and since January 1, 2010, have been no actions pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation or adverse modification of any Regulatory Authorization. Since January 1, 2010, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving rise to any threat of termination, amendment or cancellation of, with or without notice or lapse of time or both, of any Regulatory Authorization. No Regulatory Authority has required any Regulatory Authorization that the Company does not currently possess for any Company Product or otherwise for the conduct of the business of the Company or its Subsidiaries.

(e) The Company and its Subsidiaries have made available to Parent complete and accurate copies of all (i) serious adverse event reports, periodic adverse event reports and other pharmacoviligence reports and data, (ii) material communications with Regulatory Authorities and (iii) material documents and other information submitted to or received by or on behalf of the Company or any of its Subsidiaries with or from any Regulatory Authority, including inspection reports, warning letters and similar documents.

(f) Since January 1, 2010, the Company and its Subsidiaries (i) have, in all material respects, cooperated fully with, and have prepared and submitted timely (A) responses and (B) corrective action plans required to be prepared and submitted by the Company or any of its Subsidiaries in response to all inspections, investigations, audits, analyses and examinations performed by the FDA, any other Regulatory Authority, any Person working with, for, or on behalf of the Company, any of its Subsidiaries or any client, customer, or other Person with contractual or other authority to audit Company operations and (ii) have, in all material respects, fully implemented all corrective actions described in such corrective action plans to the satisfaction of the Person conducting the inspection, investigation, audit, analysis or examination.

(g) Since January 1, 2010, neither the Company nor any of its Subsidiaries has (i) received or been subject to any notice, citation, suspension, revocation, warning, administrative proceeding, review or investigation by a Governmental Authority or other Person that alleges or asserts that the Company or any of its Subsidiaries has violated any applicable Laws or which requires or seeks any adjustment, modification or alteration in the Company’s or any of its Subsidiaries’ products, operations, activities, services or financial condition that has not been resolved, including any qui tam lawsuits, FDA Form 483, FDA warning letter or untitled letter or any similar notices or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or orders mandating or prohibiting future or past activities. The Company and any of its Subsidiaries have not settled, or agreed to settle, any actions brought by any Governmental Authority for a violation of any applicable Laws. As of the date hereof, there are no restrictions imposed by any Governmental Authority upon the business, activities or services of the Company or any of its Subsidiaries that restrict or prevent the Company or such Subsidiary of the Company from operating as it currently operates, the Company Products and the Company are not and have not been otherwise subject to any other enforcement actions taken by FDA or any other Governmental Authorities.

(h) Since January 1, 2010, the Company and all of its Subsidiaries have timely filed all MedWatch reports as required by the FDA, and all such reports were true, complete and correct in all material respects as of the date of submission.

(i) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority that has authority over the Company’s business.

(j) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Law, nor has any such Person been so debarred. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended or any similar applicable Law or been excluded from participation in such programs. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries is subject to an investigation or proceeding by any Governmental Authority that could result in such suspension, exclusion or debarment, and there are no facts, to the Knowledge of the Company, that could give rise to such suspension, exclusion or debarment.

(k) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its directors, officers, agents or employees, in their individual capacities, has directly or indirectly made or offered to make, or solicited or received, any contribution, gift, bribe, rebate, payoff, payment, kickback or inducement to any Person or entered into any financial arrangement, regardless of form: (i) in violation of the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b, the federal Physician Self-Referral (Stark) Law, 42 U.S.C. §1395nn, the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), or any analogous federal or state laws; or (ii) to obtain or maintain favorable treatment in securing business in violation of any applicable Law.

SECTION 4.10 Environmental Laws and Regulations.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) none of the properties owned by the Company or any of its Subsidiaries contains any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since January 1, 2010, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Authority indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law, (iv) there have been no Releases or threatened Releases of Hazardous Substances by the Company or its Subsidiaries or, to the actual knowledge of the Company, any third party on or underneath any real property currently or, to the actual knowledge of the Company, formerly owned, leased, or operated by the Company or any of its Subsidiaries, (v) there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of Hazardous Substances, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, or otherwise would reasonably be expected to result in any costs or liabilities under Environmental Law and (vi) neither the Company, its Subsidiaries nor, to the actual knowledge of the Company, any of their leased properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement or judgment or pending or threatened claim asserted or arising under any Environmental Law. The Company has provided or made available to Parent all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of the Company or any of its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company or any of its Subsidiaries, or the compliance (or noncompliance) by the Company or any of its Subsidiaries with any Environmental Laws.

(b) It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 4.10.

(c) As used herein, “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, Order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (i) the presence, or release into the environment, of, or exposure to, any Hazardous Substances at any location occupied or used by the Company or any of its Subsidiaries, whether or not owned or operated by the Company or any of its Subsidiaries, now or in the past or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(d) As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(e) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(f) As used herein, “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

SECTION 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Letter lists all material Company Plans. “Company Plans” means all employee or director benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and any other plan, program or arrangement maintained by an entity other than the Company or any of its Subsidiaries pursuant to any collective bargaining agreements (any such plan, program or arrangement, a “Third Party Plan”)), in each case that are sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries. It is agreed and understood that no representation or warranty is made in respect of employee benefit matters in any Section of this Agreement other than this Section 4.11. Neither the Company nor any ERISA Affiliate has, within the preceding six (6) years, contributed to or been required to contribute to, or otherwise has any liability with respect to, a Third Party Plan.

(b) The Company has heretofore made available to Parent true and complete copies of each of the material Company Plans and certain related documents, including, but not limited to, (i) the plan document and any amendments thereto; (ii) the most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter or favorable opinion letter from the Internal Revenue Service (if applicable) for such Company Plan; and (iv) each summary plan description and summary of material modifications.

(c) (i) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each material Company Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) each of the Company Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan, (iii) no Company Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has maintained or sponsored any such plan in the preceding six (6) years, (iv) no Company Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under an individually negotiated employment agreement or arrangement with any current or former employee of the Company, (v) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been made in full on a timely and proper basis pursuant to the terms of such Company Plan and applicable Law, (vi) neither the Company nor its Subsidiaries has engaged in any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that could reasonably be expected to result in any liability of any Company Plan, the Company or any of its Subsidiaries; and (vii) except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Plans or any trusts related thereto which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) With respect to any Company Plan that is an employee welfare benefit plan, (A) no such Company Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (B) each such Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) materially complies with the applicable requirements of Section 4980B(f) of the Code and any applicable similar state or local Law and (C) to the Knowledge of the Company, each such Company Plan (including any such plan or agreement covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Acceptance Time.

(e) No Company officer has received or is reasonably expected to receive any payment or benefit from the Company or any of its Subsidiaries that would be nondeductible pursuant to Section 162(m) of the Code or any other applicable Law.

(f) To the Company’s Knowledge, each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code is, and has been operated in such manner as to be, in material compliance with Section 409A of the Code.

(g) The consummation of the Transactions will not, either alone or in combination with another event, (A) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement. No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions (alone or in combination with any other event) by any current or former employee, officer, director or consultant of the Company or any Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company under any Company Plan would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

SECTION 4.12 Absence of Certain Changes or Events.

(a) From December 31, 2012 through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, and there has not been any event, development or state of circumstances that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since the date of this Agreement, there has not occurred any event, development or state of circumstances that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.13 Investigations; Litigation. As of the date hereof, (a) there is no Action pending (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to the Company or any of its Subsidiaries or any of their respective properties (other than disputes of a type as may arise from time to time in the Company’s ordinary course of business and which would not, individually or in the aggregate, be material to the Company or any of its Subsidiaries) and (b) neither the Company nor any Subsidiary of the Company is subject to any outstanding Order.

SECTION 4.14 Information Supplied. The Schedule 14D-9, the proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Company Proxy Statement”), if any, and any information statement required under Rule 14f-1 in connection with the Offer to be filed by the Company with the SEC or distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in any Company Disclosure Document.

SECTION 4.15 Tax Matters.

(a) (i) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (ii) the Company and each of its Subsidiaries have paid all material Taxes that are required to be paid by any of them, except, in the case of clause (i) or clause (ii) hereof, with respect to Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Company and each of its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP.

(b) There are not currently, pending or threatened in writing, any audits, examinations, deficiencies, refund litigation, proposed adjustments, investigations or other proceedings in respect of any material Taxes or material Tax matters of the Company or any of its Subsidiaries. There are no Liens for Taxes on any of the assets of the Company or on any of the assets of its Subsidiaries other than Permitted Liens.

(c) The Company and each of its Subsidiaries has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld and has paid over to the proper Governmental Authority in a timely manner all such withheld amounts to the extent due and payable.

(d) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (or any similar provision of state, local or foreign Law).

(e) None of the Company or any of its Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries and no power of attorney granted by the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

(f) None of the Company or any of its Subsidiaries is a party to any Tax indemnification, allocation or sharing agreement with any Person for which the Company or any of its Subsidiaries will have material obligations outstanding after the Closing Date (other than pursuant to (1) any customary agreements with customers, vendors, lenders, lessors, sellers and other transaction counterparties entered into in the ordinary course of business or (2) property Taxes payable with respect to any property lease).

(g) None of the Company or any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Sections 6111 and 6112 of the Code) in (A) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code or (B) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code.

(h) None of the Company or any of its Subsidiaries (1) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any state, local or non-United States consolidated, combined, unitary or similar group (other than a group of which the Company was the common parent) or (2) has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-United States Law, or as a transferee or successor, by contract, or otherwise (other than pursuant to (A) any customary agreements with customers, vendors, lenders, lessors, sellers and other transaction counterparties entered into in the ordinary course of business or (B) property Taxes payable with respect to any property lease).

(i) None of the Company or any of its Subsidiaries will be required, as a result of (1) a change in accounting method for a Tax period (or a portion thereof) ending on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or non-United States law) in taxable income for any Tax period beginning on or after the Closing Date or (2) (A) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-United States law), (B) installment sale or intercompany transaction described in Treasury Regulations under Section 1502 of the Code entered into prior to the Closing or prepaid amount received outside the ordinary course of business or (C) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-United States Law), to include any material item of income or exclude any material item of deduction from Tax liability in any Tax period (or portion thereof), beginning after the Closing.

(j) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 4.15.

SECTION 4.16 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries are a party to or otherwise bound by any collective bargaining agreement or similar labor agreement with any labor organization; (ii) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Employees”); (iii) none of the Employees is represented in his or her capacity as an Employee by any labor organization; (iv) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries; (iv) there is no material unfair labor practice, material labor dispute, material employment claim or arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (v) there is no slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to Employees.

(b) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours (including but not limited to classification of employees as exempt or non-exempt and classification of workers as employees or independent contractors) and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1998, or any state or local law regarding plant closings and mass layoffs as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the Transactions).

SECTION 4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list, of the following Intellectual Property that is owned by the Company or any of its Subsidiaries: (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, and (iii) Copyright registrations and applications; in the case of each of the foregoing (i), (ii), and (iii), identifying the respective record owner or owners and jurisdiction in the world where such Intellectual Property is registered or pending (all of the foregoing, “Company Registered Intellectual Property”, and, collectively with any unregistered Intellectual Property owned by the Company, “Company Owned Intellectual Property”). The Company and/or any of its Subsidiaries are the sole and, with respect to applications and registrations, record owner of all of the Company Owned Intellectual Property, and to the Knowledge of the Company, all Company Registered Intellectual Property is subsisting, valid, and enforceable.

(b) The Company or a Subsidiary of the Company owns (free and clear of any Liens other than Permitted Liens), or is licensed to use, all Intellectual Property used in or held for use for the conduct of its business as currently conducted.

(c) The IP Contracts are free and clear of all Liens, other than Permitted Liens, and to the Knowledge of the Company, are valid and enforceable. The Company has provided Parent and Merger Sub with access to true and complete copies of all material IP Contracts. The Company or any of its Subsidiaries have not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the IP Contracts, and no royalties, honoraria or other fees are payable by the Company or any of its Subsidiaries for the use of or right to use any Intellectual Property rights, except pursuant to the IP Contracts.

(d) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted, and the conduct of the business as conducted in the past four (4) years does not in any material respect misappropriate, infringe, dilute or otherwise violate and has not in any material respect misappropriated, infringed, diluted or otherwise violated, any Person’s Intellectual Property rights. There has not been any Action asserted or threatened in writing (including in the forms of offers or invitations to obtain a license) in the past four (4) years against the Company or any of its Subsidiaries (A) alleging such misappropriation, infringement, dilution or other violation of any Person’s Intellectual Property rights, (B) challenging the Company’s or any of its Subsidiaries’ ownership or use of, or the registrability or maintenance of, any Company Owned Intellectual Property, (C) challenging the validity or enforceability of any Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries, (D) alleging that the use by the Company or any of its Subsidiaries of Intellectual Property licensed to the Company or any of its Subsidiaries is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which the Company or any of its Subsidiaries or any of their respective Affiliates acquired the right to use such Intellectual Property or (E) alleging misuse or antitrust violations arising from the use or other exploitation by the Company or any of its Subsidiaries of any Intellectual Property; no Company Owned Intellectual Property has been or is being used or enforced by the Company or any of its Subsidiaries, in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Intellectual Property.

(e) To the Knowledge of the Company, (i) no Person is misappropriating, infringing, diluting or otherwise violating, either directly or indirectly, any material Company Owned Intellectual Property and (ii) during the past four (4) years, neither the Company nor any of its Subsidiaries have alleged that a Person has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any material Company Owned Intellectual Property.

(f) Neither the Company nor any of its Subsidiaries has granted any Person any right to control the prosecution or registration of any material Company Owned Intellectual Property or to bring, defend or otherwise control any Actions with respect to any material Company Owned Intellectual Property owned by the Company or any of its Subsidiaries, except as expressly permitted under an IP Contract.

(g) The Company and each Subsidiary of the Company has implemented reasonable measures to maintain the confidentiality of the Trade Secrets and other proprietary information. Each current or former employee, officer and contractor of the Company and any of its Subsidiaries who has created, derived, authored, developed, or otherwise generated any material Intellectual Property has executed a proprietary information and inventions agreement, and no such employees have excluded works or inventions from his or her assignment of inventions pursuant to such employee’s, officer’s or contractor’s proprietary information and inventions agreement. To the Knowledge of the Company, there has not been any disclosure of any material confidential information of the Company or any of its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or any of its Subsidiaries) to any Person in a manner that has resulted or is likely to result in the loss of rights in and to such information, except to the extent that such disclosure would not reasonably be expected to have a Company Material Adverse Effect.

(h) The Company and each of its Subsidiaries has at all times complied in all material respects with all applicable Laws, as well as its own rules, policies and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company or any of its Subsidiaries. No Action has been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure relating to privacy, data protection, or the collection and use of personal information collected, used, or held for use by or on behalf of the Company or its Subsidiaries in the conduct of the business. The Company and its Subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification or other misuse.

(i) To the Knowledge of the Company, no funding, facilities or personnel of any governmental body were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned Intellectual Property.

(j) No current or former partner, director, stockholder, officer, contractor or employee of the Company or any of its Subsidiaries will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the material Intellectual Property owned by the Company or any of its Subsidiaries.

(k) With respect to the use of the Software in the business, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company or its Subsidiaries and (ii) the Company or its Subsidiaries have not experienced any material defect in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected. With respect to the Software used or held for use in the business, to the Knowledge of the Company, no such Software is subject to the terms of any “open source” or other similar license that provides for any source code of the Software owned by the Company or its Subsidiaries to be disclosed, licensed, publicly distributed or dedicated to the public.

SECTION 4.18 Real Property.

(a) Section 4.18 of the Company Disclosure Letter sets forth (i) a true and complete list of all real property leased or subleased by the Company or any of its Subsidiaries (the “Leased Real Property”), (ii) the address for each Leased Real Property and (iii) the name of the third party lessor(s) thereof, the date of the lease contract relating thereto and all amendments thereof (collectively, the “Leases”). The Company has made available to Parent true and complete copies of all Leases pertaining to the Leased Real Property. With respect to each Lease: (i) such Lease constitutes the entire agreement to which the Company or its Subsidiary, as applicable, is a party with respect to the Leased Real Property leased thereunder; (ii) neither the Company nor any Subsidiary has assigned, sublet, transferred or conveyed any interest in the Leased Real Property or the Lease; and (iii) to the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice of default with respect to such Lease.

(b) Neither the Company nor any of its Subsidiaries own any real property.

(c) Neither the Company nor any of its Subsidiaries has received written notice of any pending or, to the Knowledge of the Company, threatened, proceedings in eminent domain, condemnation or other similar proceedings affecting any portion of the Leased Real Property.

SECTION 4.19 Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC (the “Financial Advisor”), substantially to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view. The Company has provided to Parent a correct and complete copy of such opinion solely for informational purposes.

SECTION 4.20 Material Contracts.

(a) Except for this Agreement, the Company Plans or as filed with the SEC, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or any of the following (all contracts of the type described in this Section 4.20(a) being referred to herein as “Company Material Contracts”):

(i) Any Contract (or group of related Contracts) (A) for the furnishing of services or the sale of products which involves consideration in excess of $250,000 in any twelve (12) month period or (B) for the receipt of services by a third party or for the purchase of raw materials, commodities, supplies, products, or other personal property, which involves payment by the Company or any of its Subsidiaries of consideration in excess of $250,000 in any twelve (12) month period or which the Company reasonably expects will involve payment by the Company or any of its Subsidiaries of consideration in excess of $250,000 in any future twelve (12) month period during the term of such agreement;

(ii) Any Contract (or group of related Contracts) under which the Company or any of its Subsidiaries is a lessor of any equipment, machinery, vehicle or other tangible personal property to any other Person which requires future annual payments in excess of $250,000;

(iii) Any Contract (or group of related Contracts) under which the Company or any of its Subsidiaries is a lessee of, or holds or uses, any equipment, machinery, vehicle or other tangible personal property owned by a third Person which requires future annual payments in excess of $250,000;

(iv) Any Contract under which the Company or any of its Subsidiaries is a lessee, sub-lessee, lessor or sub-lessor of real property;

(v) Any Contract pursuant to which the Company or any of its Subsidiaries has entered into a partnership, joint venture or other similar arrangement with any Person other than the Company or a wholly owned Subsidiary of the Company;

(vi) Any severance agreement and any employment or other Contract with an employee or former employee, independent contractor or former independent contractor, officer or director of the Company or any of its Subsidiaries providing for aggregate compensation in excess of $250,000 in any twelve (12) month period;

(vii) Any collective bargaining agreement;

(viii) Except as contemplated by the budget attached as Section 4.20(a)(viii) of the Company Disclosure Letter, any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $250,000;

(ix) Any Contract entered into containing covenants of the Company or any of its Subsidiaries (A) other than in the ordinary course of business, to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, is less than $250,000 or (B) containing covenants of the Company or any of its Subsidiaries or any of its Affiliates, including Parent, not to (or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries or any of its Affiliates, including Parent, after the Effective Time to) compete in any line of business or geographic or therapeutic area, including any covenant not to compete with respect to the provision of services or the development, testing, manufacture, marketing, distribution, sale or maintenance of the Company Products or any other product;

(x) All Contracts pursuant to which the Company or any of its Subsidiaries (i) is granted any right to use any Intellectual Property (other than Contracts granting rights to use readily available shrink wrap or click wrap Software having an acquisition price of less than $100,000 in the aggregate for all such related Contracts), (ii) is restricted in its right to use or register any Intellectual Property or (iii) granting any other Person the right to use, enforce or register any Company Owned Intellectual Property, including license agreements, coexistence agreements and covenants not to sue (“IP Contracts”);

(xi) Any indenture, mortgage, loan or credit Contract under which the Company or any of its Subsidiaries has outstanding indebtedness in a principal amount in excess of $250,000 or any outstanding note, bond, indenture or other evidence of Indebtedness in a principal amount in excess of $250,000 for borrowed money or otherwise, or guaranteed outstanding indebtedness for money borrowed by others;

(xii) Any material Contract (including guarantees) between the Company and any of its Subsidiaries, other than any Contract relating to the operation of the Company and any of its Subsidiaries in the ordinary course;

(xiii) Any Contract which requires future payments by the Company or any of its Subsidiaries in excess of $250,000 per annum containing “change of control” or similar provisions;

(xiv) Any Contract entered into since January 1, 2010 relating to the acquisition or disposition of any business or any material assets other than in the ordinary course of business (whether by merger, sale of stock or assets or otherwise);

(xv) Any Contract entered into other than in the ordinary course of business that (A) involves aggregate payments by or to the Company or any of its Subsidiaries in excess of $250,000 per annum, other than a purchase or sales order or other Contract entered into in the ordinary course of business consistent with past practice or (B) by its terms does not terminate within one (1) year after the date of such Contract and is not cancelable during such period without penalty or without payment;

(xvi) Any Contract the termination or breach of which, or in respect of which the failure to obtain any consent required in connection with any of the Transactions, is reasonably likely to have a Company Material Adverse Effect;

(xvii) Any Contract, other than those containing mutual confidentiality provisions entered into in the ordinary course of business, that imposes any material confidentiality, standstill or similar obligation on the Company or any of its Subsidiaries;

(xviii) Any Contract that contains a right of first refusal, first offer or first negotiation;

(xix) Any Contract pursuant to which the Company or any of its Subsidiaries has granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right or other rights of exclusivity to any third party; and

(xx) Any Contract that required during the last twelve (12) months or that is reasonably expected to require, in the future, payments from the Company or any of its Subsidiaries to any person or organization who, to the Knowledge of the Company, has made referrals to the Company or any of its Subsidiaries.

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception.

SECTION 4.21 Brokers and Other Advisors. Except for the Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with Morgan Stanley & Co. LLC, which letter describes all fees payable to Morgan Stanley & Co. LLC in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Morgan Stanley & Co. LLC.

SECTION 4.22 Insurance. The Company has delivered or made available to Parent prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force naming the Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any of its Subsidiaries has paid or is obligated to pay all or part of the premiums. Except as has not had, or is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither the Company nor any of its Subsidiaries has received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. Each of the Company and each of its Subsidiaries is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.23 Product Liability and Recalls.

(a) The Company and any of its Subsidiaries have not received notice of, nor is there ongoing, any product liability or regulatory Action involving the Company or any Subsidiary of the Company and, to the Knowledge of the Company, no such Action has been threatened against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there does not exist any facts that would reasonably be expected to give rise to any product liability Action. There is no Order outstanding against the Company or any of its Subsidiaries relating to product liability Action.

(b) Since January 1, 2010, there has been no recall of products conducted by or on behalf of the Company or any of its Subsidiaries, or any notice from any Governmental Authority or other Person threatening to initiate or conduct such a recall, with respect to any Company Product, including any field alert, field correction, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product. To the Knowledge of the Company, there are no facts that are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or any of its Subsidiaries; (ii) a change in the marketing classification or a material change in the labeling of such products; or (iii) a termination or suspension of the marketing of such products.

SECTION 4.24 Certain Business Practices.

(a) Neither the Company nor any of its Subsidiaries, nor any current or former directors, officers, employees, agents, independent contractors or other parties acting on behalf of the Company or any of its Subsidiaries or affiliates, has directly or indirectly (i) used or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, employees, candidates or members of political parties or organizations, (ii) paid, promised, accepted or received any unlawful contributions, payments, expenditures, gifts or anything else of value, (iii)

made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 or any other similar applicable Law (collectively, the “Anticorruption Laws”).

(b) To the Knowledge of the Company, there is no (i) investigation of or request for information from the Company or any Company Subsidiary by any Governmental Authority regarding the Anti-Corruption Laws or (ii) other allegation, investigation or inquiry by any Governmental Authority regarding the Company or any of its Subsidiaries’ actual or possible violation of the Anticorruption Laws.

(c) Neither the Company nor any of its Subsidiaries, nor any current or former directors, officers, employees, agents, independent contractors or other parties acting on behalf of the Company or any of its Subsidiaries or affiliates, has violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws of any Governmental Authority.

SECTION 4.25 No Stockholder Rights Plan. There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

SECTION 4.26 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

ARTICLE V

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 5.1 Qualification; Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this

Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

SECTION 5.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Board of Directors (and prior to the Effective Time Parent will cause the sole stockholder of Merger Sub to adopt this Agreement) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 5.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.3 Governmental Approvals. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other Transaction, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and Non-U.S. Antitrust Laws, (c) compliance with the applicable requirements of the Exchange Act, (d) compliance with the applicable requirements of the Securities Act, (e) compliance with any applicable foreign or state securities or “blue sky” Laws, (f) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the Transactions, (g) such filings as may be required under the rules and regulations of the Nasdaq

Global Market, and (h) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Authority, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.4 Investigations; Litigation. There is no Action pending (or, to the Knowledge of Parent, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Orders before, any Governmental Authority, which would have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.5 Information Supplied.

(a) The Schedule TO and any amendments or supplements thereto, when filed with the SEC, and the Offer Documents and any amendments or supplements thereto, when distributed or disseminated to the Company’s stockholders, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, that Parent and Merger Sub make no representation or warranty with respect to information supplied specifically by or on behalf of the Company for inclusion or incorporation by reference in the Schedule TO and the Offer Documents.

(b) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (x) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and the Merger, and (y) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing with the SEC of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof to the Company’s stockholders.

SECTION 5.6 Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the Transactions. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 5.7 Funding. Parent has and will have at the Acceptance Time and at the Effective Time, sufficient funding in the form of cash on hand and available credit facilities, to enable Parent to purchase or acquire, directly or indirectly, all of the shares of Company Common Stock outstanding on a fully diluted basis pursuant to the Offer and the Merger, to pay all related fees and expenses and to perform its other obligations hereunder, including payment of the aggregate Offer Price, Merger Consideration and Option and Stock-Based Consideration, as applicable, and paying the fees and expenses of Parent and Merger Sub relating to the Transactions.

SECTION 5.8 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, if any, in order for Parent to consummate the transactions contemplated hereby.

SECTION 5.9 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 5.10 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” as such terms are defined in Section 203 of the DGCL is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

SECTION 5.11 No Additional Representations. Parent acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article IV (subject to the exceptions referred to in the Company Disclosure Letter and the Company SEC Documents), and absent fraud, neither the Company nor any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, including any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the Transactions. Without limiting the foregoing, and subject to the representations and warranties in Article IV, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in any management presentation.

ARTICLE VI

Additional Covenants and Agreements

SECTION 6.1 Preparation of the Proxy Statement; Stockholders Meeting.

(a) If the adoption of this Agreement by the Company’s stockholders is required by applicable Law, as soon as reasonably practicable following the Acceptance Time, or if the Subsequent Offering Period is made available, following the expiration date of the Subsequent Offering Period, the Company, acting through the Company Board, shall in accordance with applicable Law, its certificate of incorporation and bylaws and the rules of the Nasdaq Global Market: (i) duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following clearance with the SEC of the Company Proxy Statement for the purpose of securing the Company Stockholder Approval (such meeting, and any postponement or adjournment thereof, the “Company Stockholders Meeting”), (ii) except to the extent that the Company Board has effected or effects a Company Adverse Recommendation Change prior to the Acceptance Time in accordance with the terms of Section 6.3, include in the Company Proxy Statement the Merger Recommendation and the written opinion of the Financial Advisor and (iii) solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement.

(b) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as reasonably practicable following the Acceptance Time, or if the Subsequent Offering Period is made available, as soon as reasonably practicable following the expiration date of the Subsequent Offering Period, the Company shall (i) prepare and file with the SEC the Company Proxy Statement, (ii) mail to its stockholders the Company Proxy Statement and (iii) otherwise comply in all material respects with all legal requirements applicable to the Company Stockholders Meeting. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement and any amendments thereto (including the proposed final version thereof) prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish as soon as reasonably practicable to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall use its reasonable best efforts to resolve all outstanding comments from the staff of the SEC relating to any of the Company’s SEC filings (in consultation with Parent) with respect to the Company Proxy Statement as promptly as reasonably practicable after receipt thereof and to cause the Company Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Company Proxy Statement is cleared with the SEC. Each of Parent, Merger Sub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Company Proxy Statement which shall have become false or misleading. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Company Proxy Statement so that the Company Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company. The Company shall as promptly as reasonably practicable (i) notify Parent and Merger Sub of the receipt of any oral or written comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information, (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement and (iii) each of Parent, Merger Sub and their counsel shall be given the reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(c) At the Company Stockholders Meeting, Parent shall vote, and cause each of its Subsidiaries to vote, all shares of Company Common Stock owned by Parent and its Subsidiaries, including all shares of Company Common Stock purchased pursuant to the Offer in favor of the adoption of this Agreement.

(d) Immediately following the execution of this Agreement, Parent shall cause the sole stockholder of Merger Sub to approve this Agreement.

SECTION 6.2 Conduct of Business.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (collectively, “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (iii) as may be contemplated, required or permitted by this Agreement, (A) the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (B) the Company and its Subsidiaries shall use their commercially reasonable efforts to preserve intact their business organizations, to preserve their assets and properties in good repair and condition, to keep available the services of their current officers and employees and to preserve, in all material respects, the current relationships of the Company and its Subsidiaries with customers, suppliers, licensors, licensees, distributors, any limited partners or other equity-holders in the Subsidiaries, and other Persons with which the Company or its Subsidiaries have business dealings.

(b) Without limiting the generality of the foregoing, and subject to the exceptions contained in clauses (i) through (iv) of Section 6.2(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries);

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required by existing written agreements or Company Plans, or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to the Company’s directors or officers (or other employees, except in the ordinary course, consistent with past practice), (B) enter into any employment, change of control, severance or retention agreement with any employee, (C) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company, (D) grant any equity or equity-based award, (E) take any action to accelerate the vesting or exercisability of any compensation, (F) hire or promote employees other than in the ordinary course consistent with past practice or (G) communicate with any employees regarding the compensation, benefits or other treatment that they will receive following the Effective Time in connection with the Transactions, unless any such communications have been reviewed and approved by Parent in advance;

(iv) shall not, and shall not permit any of its Subsidiaries to, change financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents;

(vi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan

(except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards outstanding on the date hereof and (B) the sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and other than in connection with (A) the forfeiture or expiration of outstanding Company Stock Options and (B) the withholding of shares of Company Common Stock to satisfy Tax obligations contained in the Company Stock Plans, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, (A) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the Company or any Subsidiary or (B) enter into, modify, supplement or amend any lease or sublease of real property, except for modifications or amendments that would not reasonably be expected to be materially adverse to the Surviving Corporation;

(x) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract in any material respect in a manner adverse to the Company, or enter into any commitment, transaction, or Contract that would be considered a Company Material Contract;

(xi) shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business or methods of distribution for existing business, or increase the scope of any line or business (including, without limitation, internet distribution or distribution in Japan), or enter into commitments or Contracts (or increase the scope or nature of any existing commitments) relating thereto, or expend funds (other than as currently contractually obligated, which contracts have been made available to Parent);

(xii) shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election, (B) file any material amended Tax Return, (C) settle or compromise any material claim, audit, investigation, controversy or liability for or relating to Taxes or surrender any material claim for a refund of Taxes, other than in the ordinary course of business and, in the case of clauses (B) and (C) hereof, in respect of any Taxes that have been identified in the reserves for Taxes in the Company’s GAAP financial statements, (D) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes or (E) enter into any closing agreement with respect to any material Tax;

(xiii) shall not, and shall not permit any of its Subsidiaries to, make any loans, advances or capital contributions to, or any investments in, any other Person (other than loans or advances between any wholly owned Subsidiaries or between the Company and any wholly owned Subsidiaries);

(xiv) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly acquire (A) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (B) any material assets;

(xv) shall not, and shall not permit any of its Subsidiaries to, form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof;

(xvi) shall not, and shall not permit any of its Subsidiaries to, (A) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities or obligations: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Documents or (2) incurred in the ordinary course of business consistent with past practice or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xvii) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any new capital expenditure or expenditures that are not budgeted for prior to the date hereof of which Parent has been informed;

(xviii) shall not, and shall not permit any of its Subsidiaries to, fail to take any action necessary or advisable to protect or maintain the Intellectual Property owned, used or held for use by the Company or any Subsidiary that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted and planned by the Company or its Subsidiaries to be conducted, including the prosecution of all pending applications for Patents and Trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto;

(xix) except as consistent with the ordinary conduct of its business and consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, (A) grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any Company Owned Intellectual Property that is material to the conduct of the business of the Company, or disclose or agree to disclose to any Person, other than representatives of the Parent, any Trade Secrets or (B) compromise, settle or agree to settle any one or more actions or institute any action concerning any Company Owned Intellectual Property that is material to the conduct of the business of the Company;

(xx) except as required by Law or as expressly required by this Agreement, shall not, and shall not permit any of its Subsidiaries to, take any action that (A) would reasonably be expected to (1) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period or (2) significantly increase the risk of any Governmental Authority entering an order prohibiting or impeding the consummation of the Transactions or (B) otherwise would reasonably be expected to materially delay or impair the consummation of the Transactions; or

(xxi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Prior to the Closing Date, the Company shall, at Company’s expense, effect the necessary corrective change of ownership and recordals with all patent, trademark, and copyright offices and domain name registrars and other similar authorities where Company Registered Intellectual Property is recorded in the name of one or more legal predecessors of the Company or any of its Subsidiaries or any Person other than the Company or any of its Subsidiaries.

SECTION 6.3 No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided within the last one (1) year to such parties by the Company, its Subsidiaries or Representatives in connection with exploring a sale of the Company. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate, facilitate or encourage (including by way of furnishing or providing access to non-public information), or take any other action which would reasonably be expected to facilitate, any inquiries or proposals that constitute, or which would reasonably be expected to lead to, a Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal, (iii) approve any transaction under, or any Person (other than Parent or Merger Sub) becoming an “interested stockholder” under, Section 203 of the DGCL (except in connection with the Transactions provided for in this Agreement) or (iv) enter into any merger or other agreement, agreement in principle, letter of intent, term sheet, joint venture agreement, partnership agreement or other similar instrument constituting or related to any Takeover Proposal; provided, however, that if after the date hereof but prior to the Acceptance Time the Company Board receives an unsolicited, bona fide written Takeover Proposal made after the date hereof but prior to the Acceptance Time and the Company Board determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company may, if a majority of the Company Board determines (after consultation with outside counsel) that it is necessary to take such actions in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with this Section 6.3(a) and Section 6.3(b), at any time prior to the Acceptance Time (but in no event after the Acceptance Time) and after providing Parent not less than forty eight (48) hours prior written notice of such determination by the Company Board (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with terms substantially similar to, and with a standstill not less restrictive, and other provisions not less restrictive (other than in an immaterial respect) than, those contained in the Confidentiality Agreement (including the “standstill” covenant); provided, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company provides Parent, in accordance with the terms of the Confidentiality Agreement, any non-public information with respect to the Company furnished to such other Person which was not previously furnished to Parent prior to the time it is provided to such other Person, which information shall be treated in accordance with the terms of the Confidentiality Agreement, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a material breach of this Section 6.3 by the Company.

(b) In addition to the other obligations of the Company set forth in this Section 6.3, the Company shall promptly advise Parent, orally and in writing (and in any case within twenty four (24) hours of knowledge of receipt) of the receipt by the Company of any Takeover Proposal, or any inquiry that would reasonably be expected to lead to any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such Takeover Proposal and the terms and conditions of such Takeover Proposal (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Takeover Proposal), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such Takeover Proposal (and the Company shall provide Parent promptly after receipt or delivery thereof with copies of any additional written materials received that relate to such Takeover Proposal) and of the status of any such discussions or negotiations. In addition, during the period from the date of this Agreement through the Effective Time, the Company shall enforce, and not terminate, amend, modify or waive (except for a waiver of any standstill provisions to allow such counterparty to make a proposal to the Company Board) any provision of any confidentiality agreement to which it or any of its Subsidiaries is a party.

(c) Except as expressly permitted by this Section 6.3(c), neither the Company Board nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the recommendation by the Company Board that stockholders of the Company accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and adopt this Agreement (the “Company Board Recommendation”) or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Takeover Proposal or take any action or make any public statement inconsistent with the Company Board Recommendation (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement constituting or related to, or that is intended to or reasonably expected to lead to, any Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.3(a)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, (x) the Company Board may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if the Company Board determines in its good faith judgment, after consulting with outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under the DGCL, and (y) if the Company Board receives after the date hereof but before the Acceptance Time an unsolicited, bona fide written Takeover Proposal that the Company Board determines in its good faith judgment (after consultation with outside counsel and a financial advisor of national reputation) constitutes a Superior Proposal, the Company Board may, in response to such Superior Proposal and after the expiration of the five (5) Business Day period described below (but in no event later than the Acceptance Time), enter into a Company Acquisition Agreement with respect to such Superior Proposal if the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to Section 8.1(c)(ii) and paid the Termination Fee required pursuant to Section 8.3, but only after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board is prepared to enter into a Company Acquisition Agreement with respect to such Superior Proposal, which notice shall specify the material terms of the applicable Takeover Proposal, identify the Person making such Superior Proposal, and include copies of any written materials relating to such Takeover Proposal (the “Company Notice of Adverse Recommendation”), and terminate this Agreement, and only if, during such five (5) Business Day period, the Company and its Representatives shall have, if requested by Parent, negotiated in good faith with Parent and Parent’s Representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms and, at the end of such five (5) Business Day period, after taking into account any such adjusted terms as may have been proposed by Parent since its receipt of such written notice, the Company Board has again in good faith made the determination referred to above in this clause (y). To the extent any five (5) Business Day period described in the preceding sentence would expire after the Acceptance Time, the Acceptance Time shall be automatically extended such that it will occur on the first (1st) Business Day after the expiration of such five (5) Business Day period. In the event of any material change to the terms of a Superior Proposal, the Company shall, in each case, make the determination referred to above in clause (y), including the delivery of a new Company Notice of Adverse Recommendation and the commencement of a new five (5) Business Day period.

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer (whether in writing or otherwise) from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions or by merger, consolidation or otherwise) of 15% or more of any class of equity securities of the Company or any of its Subsidiaries or (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the Transactions.

“Superior Proposal” means a bona fide written offer, that did not arise from a breach of this Section 6.3, obtained after the date hereof but prior to the Acceptance Time, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, with no financing contingency, which the Company Board determines in its good faith judgment (after consultation with outside counsel and a financial advisor of national reputation) to be (a) more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and the Offer and this Agreement (including any changes to the terms of the Offer and this Agreement proposed by Parent in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects and terms of such proposal and the third party.

(e) Nothing in this Section 6.3 shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any disclosure to its stockholders required pursuant to the rules and regulations of the SEC if the Company Board determines, in its good faith judgment, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.3.

(f) For purposes of this Section 6.3, the term “Representatives” shall mean directors, officers, consultants, legal counsel, financial advisors and authorized agents.

SECTION 6.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents required under applicable Antitrust Laws, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and (iv) subject to Section 6.3, make solicitations and recommendations to the holders of Company Common Stock for purposes of causing the Minimum Condition to be satisfied. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Non-U.S. Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, Parent and the Company each shall, in consultation and cooperation with the other and as promptly as practicable and without undue delay: (i) no later than five (5) Business Days following the execution and delivery of this Agreement, file a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (ii) file all appropriate filings required under any Non-U.S. Antitrust Law; and (iii) file all other appropriate filings required by any other Governmental Authority. The Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto agrees to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Authority, and each of the parties hereto shall, and, subject to the terms and conditions of this Agreement, shall cause each of its Subsidiaries to, promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any applicable Antitrust Law that may be asserted or required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to close the Transactions as promptly as practicable, and in any event prior to the Walk-Away Date. Notwithstanding anything in this Section 6.4 to the contrary, (A) neither Parent, Merger Sub, their Subsidiaries nor any of their respective Affiliates shall be required to take any action (including, without limitation, divesting or licensing or otherwise restricting use or operation of assets, properties or businesses of either the Company, Parent or any of their respective Subsidiaries) that would materially impair the overall benefits expected to be realized from the consummation of the Transactions and (B) neither the Company nor any Company subsidiary or affiliate shall agree to take any action that would materially impair the overall benefits expected to be realized from the consummation of the Transactions without the prior written consent of Parent.

(d) In connection with and without limiting the foregoing, each of Parent and the Company shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, any Non-U.S. Antitrust Law or otherwise required by a Governmental Authority in connection with the Transactions, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the FTC, the United States Department of Justice (“DOJ”) and any other Governmental Authority regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (E) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and any U.S. or foreign Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement and the Transactions and (iv) comply with any inquiry or information or document request from the FTC, the DOJ or any other U.S. or foreign Governmental Authority as promptly as reasonably practicable. Each of Parent and the Company may designate any non-public, competitively-sensitive information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel Only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.

SECTION 6.5 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the Transactions, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

SECTION 6.6 Public Announcements. The initial press releases issued by Parent and the Company with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (a) as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party) or (b) to bring or defend a claim in connection with any dispute between the parties regarding this Agreement or the Transactions.

SECTION 6.7 Access to Information; Confidentiality.

(a) The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would reasonably be likely to result in a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law.

(b) No review pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. All information provided pursuant to this Section 6.7 shall be subject to the terms of the Confidentiality Agreement.

SECTION 6.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause an Offer Condition not to be satisfied, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.8 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

SECTION 6.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable with the Surviving Corporation and its Subsidiaries for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to maintain such policies in full force and effect, and continue to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.9 without limit as to time.

(b) Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each thereof) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the Company’s current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policy has been obtained by Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

SECTION 6.10 Fees and Expenses. Except as provided in Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated. Other than any Taxes imposed upon a holder of shares of the Company Common Stock, Company Stock Options or Company Stock-Based Awards, the Company shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions (including (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other similar Taxes or fees).

SECTION 6.11 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be required by applicable Law to cause dispositions of Company equity securities (including derivative securities) pursuant to the Merger by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999, issued by the SEC regarding such matters.

SECTION 6.12 Further Assurances. In case at any time after the Acceptance Date (including after the Effective Time) any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

SECTION 6.13 Merger Without Meeting of Stockholders. If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of shares of Company Common Stock beneficially owned by Parent, Merger Sub and their respective Subsidiaries collectively represent at least 90% of the then outstanding shares of Company Common Stock, Parent shall cause Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may reasonably request in order to, cause the Merger to be completed as promptly as reasonably practicable in accordance with Section 253 of the DGCL, without a Company Stockholders Meeting or Company Stockholder Approval, and otherwise as provided in this Agreement.

SECTION 6.14 Employee Matters.

(a) During the period commencing at the Acceptance Time and ending on the first anniversary of the Acceptance Time (the “Continuation Period”), Parent shall provide or cause the Company and the Surviving Corporation to provide to each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Acceptance Time (each, a “Continuing Employee”), compensation and employee benefits that are substantially similar in the aggregate to the compensation and employee benefits, other than severance and termination benefits, provided to similarly situated employees of Parent, pursuant to compensation and benefit plans sponsored by Parent or its Affiliates.

(b) Without limiting the generality of Section 6.14(a), for the period ending on the earlier of the Continuation Period or the term of such employment agreement, Parent shall cause or shall cause the Company and the Surviving Corporation to maintain and honor the employment agreements set forth on Section 6.14(b) of the Company Disclosure Letter.

(c) With respect to all employee benefits plans, programs and arrangements maintained by Parent, the Surviving Corporation and their respective Affiliates, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or such Subsidiaries, to the extent service with the predecessor employer is recognized by the Company or such Subsidiaries) shall be treated for all purposes as service with Parent, the Surviving Corporation and their respective Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) If the Parent or Surviving Corporation replaces a health benefit plan in which the Continuing Employees participate in the plan year in which the Acceptance Time occurs, the Surviving Corporation shall, and Parent shall direct the Surviving Corporation to, (x) reduce any period of limitation on health benefits coverage of Continuing Employees due to pre-existing conditions (or actively at work or similar requirements) under the applicable health benefits plan of the Surviving Corporation to the extent reduced under the similar Company Plan as of the Acceptance Time, (y) waive any and all eligibility waiting periods and evidence of insurability requirements with respect to such Continuing Employees to the extent that any applicable eligibility waiting periods or evidence of insurability requirements under similar Company Plans were waived or satisfied (or deemed to be satisfied) with respect to the Continuing Employees under the similar Company Plans as of the Acceptance Time and (z) credit each Continuing Employee with all deductible payments, co-payments, and other out-of-pocket payments paid by such employee under a Company Plan prior to the Acceptance Time during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under the health benefit plan of the Surviving Corporation for such year.

(e) Nothing in this Section 6.14 shall (i) confer any rights or remedies of any kind or description upon any Continuing Employee or any other Person other than the Company and Parent and their respective successors and assigns, (ii) except as may otherwise be required to comply with Section 6.14, be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Plan or benefit plan or agreement of Parent or (iii) limit the ability of the Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any Continuing Employee at any time.

SECTION 6.15 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 6.16 Certain Litigation. The Company shall give Parent (i) prompt notice of, and copies of all pleadings and correspondence relating to, any Action against the Company or any of its directors or officers by any of the Company’s stockholders arising out of or relating to this Agreement or the Transactions and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such stockholder Action. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), settle or offer to settle any such stockholder Action.

SECTION 6.17 Guarantee of Guarantor.

(a) Guarantor is executing this Agreement to guarantee the performance by each of Parent and Merger Sub of its payment and performance obligations under this Agreement. Guarantor hereby guarantees unconditionally Parent and Merger Sub’s payment obligations in and performance under this Agreement. This guarantee shall apply regardless of any waivers or extensions to this Agreement whether or not Guarantor received notice of the same and Guarantor waives all need for notice of the same.

(b) Guarantor is a corporation, duly organized, validly existing and in good standing under the Laws of Canada and has all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted. Guarantor indirectly owns all of the issued and outstanding capital stock of Parent.

(c) Guarantor has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Guarantor and the performance of Guarantor of its obligations hereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Guarantor. This Agreement has been duly and validly executed and delivered by Guarantor, and assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 6.18 Control of Operations. Except as provided for in this Agreement, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Except as provided for in this Agreement, prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VII

Conditions to the Merger

SECTION 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. If required by the DGCL, the Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints In Effect. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

(c) Purchase of Shares. Merger Sub shall have accepted for purchase and paid for the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(d) FIRPTA Certificate. The Company shall have delivered to Parent an affidavit, signed under penalties of perjury, that the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, dated as of the Closing Date and in the form of Annex B attached hereto.

ARTICLE VIII

Termination

SECTION 8.1 Termination. This Agreement may be terminated and the Offer and the Merger abandoned at any time prior to the Acceptance Time, notwithstanding the receipt of any Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent duly authorized by the Company Board and the Board of Directors of Parent; or

(b) by either of the Company or Parent:

(i) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if the Offer shall have expired pursuant to its terms (taking into account all extensions made in accordance with Section 1.1 hereof) without any shares of Company Common Stock being purchased therein, provided, however that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of Merger Sub to purchase shares of Company Common Stock in the Offer;

(iii) if no shares of Company Common Stock shall have been purchased pursuant to the Offer on or before the Walk-Away Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of the Offer to be so consummated by the Walk-Away Date; or

(c) by the Company:

(i) if Merger Sub shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1 and such breach is not cured within ten (10) Business Days following receipt of written notice of such breach from the Company; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is in material breach of Article I;

(ii) if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.3; provided, that (x) prior to or simultaneously therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 8.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee has been paid to Parent) and (y) the Company shall also have complied with all the other requirements of Section 6.3;

(iii) if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date hereof, in any such case, which breach or failure to perform (A) has had and would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (B) is not curable or has not been cured before the earlier of the Walk-Away Date or twenty (20) calendar days following receipt of written notice of such breach or failure to perform; or

(d) by Parent:

(i) if (A) a Company Adverse Recommendation Change shall have occurred or (B) following the public announcement of a Takeover Proposal or the commencement of a tender offer or exchange offer for the Company Shares, the Company Board shall have failed to publicly confirm the Company Board Recommendation (and, in the case of a tender offer or exchange offer, failed to publicly recommend that the holders of Company Shares reject such tender offer or exchange offer) upon Parent’s written request within ten (10) Business Days after receipt of any such request (or, in the case of a tender or exchange offer, such commencement) (or, if the Walk-Away Date is fewer than ten (10) Business Days after the Company’s receipt of such request from Parent or, in the case of a tender or exchange offer, the commencement, by the close of business on the Business Day immediately preceding the Walk-Away Date);

(ii) if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or any such representation or warranty or warranty shall have become untrue or incorrect on any date subsequent to the date hereof, in any such case, which breach or failure to perform (A) would give rise to the conditions set forth in clause (c)(ii) of Annex A and (B) is not curable or has not been cured before the earlier of the Walk-Away Date or twenty (20) calendar days following receipt of written notice of such breach or failure to perform;

(iii) prior to the Expiration Date, if the Company shall have materially breached any of the provisions of Section 6.3; or

(iv) prior to the Expiration Date, if on any then scheduled expiration date of the Offer, Parent is not required to extend the Offer pursuant to this Agreement and any of the conditions set forth in Annex A shall not have been satisfied.

SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the second sentence of Section 1.4(c), the first sentence of Section 4.21, Section 5.9, the second sentence of Section 6.6, the last sentence of Section 6.7(b), Section 6.10, this Section 8.2 and Section 8.3, and Article IX, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 8.3 and (ii) nothing shall relieve any party from liability for fraud or any willful and material breach of this Agreement.

SECTION 8.3 Termination Fee.

(a) In the event that:

(i) (A) a Takeover Proposal shall have been made directly to the Company Board or the Company’s stockholders, any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make such a Takeover Proposal or such a Takeover Proposal otherwise becomes publicly known, and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iii) and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated;

(ii) (A) a Takeover Proposal shall have been made to the Company Board or the Company’s stockholders, any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make such a Takeover Proposal or such a Takeover Proposal otherwise becomes publicly known, and thereafter, (B) this Agreement is terminated by the Parent pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii) and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated;

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(i); or

(iv) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii);

then in any such event under clauses (i), (ii), (iii) or (iv) of this Section 8.3(a), the Company shall pay to Parent a termination fee of $16,172,214 in cash (the “Termination Fee”).

For purposes of Section 8.3(a)(i) and Section 8.3(a)(ii), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 6.3(d) except that all references to 15% shall be deemed references to 50%.

(b) Any payment required to be made pursuant to clauses (i) or (ii) of Section 8.3(a) shall be made to Parent within five (5) Business Days following the earlier of the execution of a definitive agreement with respect to, or the consummation of any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (iii) of Section 8.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 8.1(d)(i) (and in any event not later than one (1) Business Day after delivery to the Company of notice of demand for payment following such termination); any payment required to be made pursuant to clause (iv) of Section 8.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 8.1(c)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii) (and no amount is payable by Company pursuant to Section 8.3(a)), then the Company shall pay Parent a fee equal to Parent’s documented out-of-pocket fees and expenses incurred in connection with this Agreement and the Transactions, by wire transfer of same-day funds three (3) Business Days after the date of such termination of this Agreement as referred to in this sentence; provided, that the foregoing shall not limit or be deemed to limit any liability of the Company or damages or other remedy to which Parent may be entitled as a result of any willful breach of this Agreement by the Company. The Company will not be obligated to make a payment pursuant to this Section 8.3(c) if the Company has paid or is required to pay the Termination Fee set forth in Section 8.3(a), and any fees paid by the Company under this Section 8.3(c) will be credited against any such Termination Fee to the extent that such fee subsequently becomes payable by the Company.

(d) The Company acknowledges that the fee and the other provisions of this Section 8.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement. Accordingly, in the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 8.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate plus 1.00%. In addition, if the Company shall fail to pay such fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such fee.

(e) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(iii), then Parent shall pay the Company a fee equal to the Company’s documented out-of-pocket fees and expenses incurred in connection with this Agreement and the Transactions, by wire transfer of same-day funds three (3) Business Days after the date of such termination of this Agreement as referred to in this sentence; provided, that the foregoing shall not limit or be deemed to limit any liability of Parent or damages or other remedy to which the Company may be entitled as a result of any willful breach of this Agreement by Parent.

ARTICLE IX

Miscellaneous

SECTION 9.1 No Survival, Etc. The representations and warranties in this Agreement shall terminate at the Effective Time or, except as otherwise provided in SECTION 8.2, upon the termination of this Agreement pursuant to SECTION 8.1, as the case may be. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time. No information provided or made available by the Company or its representatives to Parent or Merger Sub or their representatives shall be deemed to be disclosed in this Agreement or in the Company Disclosure Letter, except to the extent actually set forth herein or therein.

SECTION 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after approval of any of the transactions contemplated hereby by the stockholders of the Company, by written agreement of the parties hereto authorized by action taken by their respective Boards of Directors (which in the case of the Company after the Acceptance Time shall include the Independent Director Approval contemplated by Section 1.5); provided, however, that following approval of the Transactions by the stockholders of the Company, if required, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 9.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided, that in the case of the Company following the Acceptance Time, the Independent Director Approval contemplated by Section 1.5 is obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may, prior to the mailing of the Company Proxy Statement, if any, assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

SECTION 9.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission (such as via portable document format (.pdf)) shall be as effective as delivery of a manually executed counterpart.

SECTION 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with Annex A hereto, the Company Disclosure Letters and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 6.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time, the right to receive payment pursuant to the Merger pursuant to Article III shall be enforceable by holders of Certificates and holders of Book-Entry Shares and the right to receive payment pursuant to the Merger pursuant to Section 3.3 shall be enforceable by holders of Company Stock Options, Company Stock-Based Awards and Restricted Shares.

SECTION 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

SECTION 9.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.7(b), without proof of damages or bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties would have entered into this Agreement.

SECTION 9.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

To Parent or Merger Sub:

Valeant Pharmaceuticals International

700 Route 202/206

Bridgewater, NJ 08807

Fax No: (908) 927-1401

Attention:       General Counsel

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax No: (212) 735-2000

Attention:       Stephen F. Arcano, Esq.

                        Marie L. Gibson, Esq.

To Guarantor:

Valeant Pharmaceuticals International, Inc.

4787 Levy Street

Montreal, Quebec

Canada, H4R 2P9

Fax No: (908) 927-1401

Attention:        General Counsel

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax No: (212) 735-2000

Attention:        Stephen F. Arcano, Esq.

                         Marie L. Gibson, Esq.

To the Company:

Obagi Medical Products, Inc.

3760 Kilroy Airport Way, Suite 500

Long Beach, CA 90806

Fax No: (562) 432-5912

Attention:        Laura Hunter, Vice President and General Counsel

with copies to (which shall not constitute notice):

Jenner & Block LLP

919 Third Avenue

New York, NY 10022

Fax No: (212) 891-1699

Attention:        Wesley C. Fredericks Jr.

                         Kevin T. Collins

                         Jason M. Casella

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 9.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” shall mean claim, suit, action, investigation, indictment or information, or administrative, arbitration, alternative dispute resolution or other proceeding, whether at law or at equity, public or private, formal or informal, before or by any court or Governmental Authority, arbitrator or other tribunal.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Charter Documents” shall mean the certificate of incorporation of the Company, as amended to the date of this Agreement, and the bylaws of the Company, as amended to the date of this Agreement.

“Company Stock Plans” shall mean the Company’s 1997 Stock Option/Stock Issuance Plan, the 2000 Stock Option/Stock Issuance Plan and the 2005 Stock Incentive Plan.

“Conflict Minerals” means: (1) columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo; and (2) any other mineral or its derivatives, the exploitation and trade of which is determined by the Secretary of State of the United States to be financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean all intellectual property of any type or nature throughout the world, including: (i) trademarks, service marks, names, corporate names, trade names, brand names, certification marks, designs, logos, slogans, commercial symbols, business name registrations, Internet domain names, trade dress and other similar indications of source or origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations and applications relating to the foregoing in any jurisdiction, including any extension, modification or renewal of any such registration or application (“Trademarks”); (ii) industrial designs, patents and patent applications (including divisions, continuations, continuations-in-part, reexaminations, and renewals), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any jurisdiction (“Patents”); (iii) writings and other works and other copyright rights, (including rights in computer programs (whether in source code, object code or other forms), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentations including user manuals and training materials, related to any of the foregoing (“Software”)), in any jurisdiction, whether registered or not, and all applications and registrations for the foregoing, and any renewals or extensions thereof (“Copyrights”); (iv) trade secrets, non-public information, and all other confidential or proprietary information and materials, including, discoveries, research and development, ideas, know-how, inventions, proprietary processes, designs, procedures, laboratory notes, technical information, formulae, biological materials, models and methodologies, in each case whether patentable or not, and rights in any jurisdiction to limit the use or disclosure thereof by any Person (“Trade Secrets”); and (v) any other intellectual property or proprietary rights and the right to sue for past infringement, misappropriation, or other violation of any of the foregoing; provided that moral rights are included solely to the extent that such rights have been lawfully waived, assigned, and/or licensed to the Company.

“Knowledge” shall mean (i) as it relates to the Company, the actual knowledge as of the date hereof of those individuals set forth on Section 9.12(i) of the Company Disclosure Letter and such additional knowledge as could reasonably be expected to be acquired by any such individual after reasonable inquiry of such employee or employees of the applicable Person who might reasonably be expected to have knowledge of the relevant matter and (ii) as it relates to Parent, the actual knowledge as of the date hereof of those executive officers identified to the Company in writing at the date hereof and such additional knowledge as could reasonably be expected to be acquired by any such individual after reasonable inquiry of such employee or employees of the applicable Person who might reasonably be expected to have knowledge of the relevant matter.

“Non-U.S. Laws” shall mean Laws of any country or jurisdiction other than the United States and its territories and possessions.

“Order” shall mean any charge, temporary restraining order or other order, writ, injunction (whether preliminary, permanent or otherwise), judgment, guideline, doctrine, guidance, decree, ruling, determination, directive, corporate integrity agreement or similar agreement, award or settlement, whether civil, criminal or administrative.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Regulatory Authorizations” shall mean all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. References to “significant” Subsidiaries shall refer to those Subsidiaries that are a “significant subsidiary” of the Company, as such term is defined in Rule 1-02 of Regulation S-X of the Exchange Act.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, the Offer and the Top-Up Option.

The following terms are defined on the page of this Agreement set forth after such term below:

Acceptance Time	6
Agreement	1
Anticorruption Laws	37
Antitrust Laws	50
Bankruptcy and Equity Exception	17
Book-Entry Shares	10
Cancelled Shares	10
Certificate of Merger	9
Certificates	10
Closing	9
Closing Date	9
Code	12
Company	1
Company Acquisition Agreement	48
Company Adverse Recommendation
Change	48
Company Board	1
Company Board Recommendation	48
Company Common Stock	1
Company Disclosure Documents	27
Company Disclosure Letter	14
Company Material Adverse Effect	15
Company Material Contracts	33

Company Notice of Adverse Recommendation	48
Company Owned Intellectual Property	30
Company Permits	21
Company Plans	25
Company Preferred Stock	16
Company Products	21
Company Proxy Statement	27
Company Registered Intellectual Property	30
Company SEC Documents	19
Company Stock Option	13
Company Stock-Based Award	14
Company Stockholder Approval	18
Company Stockholders Meeting	41
Compensation Committee	5
Confidentiality Agreement	5
Continuation Period	55
Continuing Employee	55
Contract	18
DGCL	1
Dissenting Shares	11
DOJ	51
Effective Time	9
Employees	29

Environmental Claim	24
Environmental Law	24
ERISA	25
ERISA Affiliate	26
Exchange Act	2
Exchange Fund	11
Expiration Date	3
FDA	21
Financial Advisor	33
FTC	21
Guarantor	1
Hazardous Substance	25
Indemnified Party	53
Independent Director Approval	7
Independent Directors	7
IP Contracts	34
Law	21
Laws	21
Leased Real Property	32
Leases	32
Lien	18
Merger	1
Merger Consideration	10
Merger Recommendation	17
Merger Sub	1
Non-U.S. Antitrust Laws	19
Offer	1
Offer Conditions	2
Offer Documents	3
Offer Price	1
Offer to Purchase	3

Option and Stock-Based Consideration	14
Option Consideration	13
Parent	1
Parent Material Adverse Effect	37
Paying Agent	11
Permitted Lien	18
Promissory Note	8
Regulatory Authority	21
Regulatory Laws	21
Release	25
Representatives	52
Restraints	57
Restricted Shares	14
Sarbanes-Oxley Act	20
Schedule 14D-9	4
Schedule TO	3
SEC	3
Securities Act	8
Subsequent Offering Period	3
Superior Proposal	49
Surviving Corporation	9
Takeover Proposal	49
Tax Return	29
Taxes	29
Termination Date	42
Termination Fee	60
Third Party Plan	25
Top-Up Closing	8
Top-Up Option	7
Top-Up Shares	7
Walk-Away Date	2

SECTION 9.13 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VALEANT PHARMACEUTICALS
INTERNATIONAL, INC.

By:	/s/ Howard B. Schiller
Name:	Howard B. Schiller
Title:	Executive Vice President & Chief Financial Officer

VALEANT PHARMACEUTICALS
INTERNATIONAL

By:	/s/ Howard B. Schiller
Name:	Howard B. Schiller
Title:	Executive Vice President & Chief Financial Officer

ODYSSEUS ACQUISITION CORP.

By:	/s/ J. Michael Pearson
Name:	J. Michael Pearson
Title:	President & Chief Executive Officer

OBAGI MEDICAL PRODUCTS, INC.

By:	/s/ Albert F. Hummel
Name:	Albert F. Hummel
Title:	President and Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer and, subject to the rules and regulations of the SEC, may delay the acceptance for payment of or payment for shares of Company Common Stock, if at any scheduled expiration date of the Offer:

(a) there shall not have been validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery and not actually delivered prior to the Expiration Date) and not withdrawn a number of shares of Company Common Stock that, together with the shares of Company Common Stock, if any, then owned by Parent, Merger Sub or any of their respective Subsidiaries, would represent more than a majority of the outstanding shares of Company Common Stock on a fully diluted basis on the date of purchase (which means, as of any time, the number of shares of Company Common Stock outstanding, together with all shares of Company Common Stock that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for shares of Company Common Stock or otherwise) (the “Minimum Condition”);

(b) any applicable waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any other applicable foreign antitrust, competition or similar Law shall not have expired or been terminated;

(c) any of the following conditions shall exist:

(i) (A) there shall be any Restraint in effect preventing or prohibiting the consummation of the Offer or the Merger or (B) there shall be pending any Action initiated or brought by any Governmental Authority seeking to enjoin, restrain, prohibit or otherwise prevent the consummation of the Offer or the Merger or to impose limitations on the ownership of the capital stock or the business of the Company by Parent or Merger Sub or seeking any action that is not required to be undertaken pursuant to the terms of the Merger Agreement;

(ii) (A)(1) since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, occurrence, effect or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (2) (x) any representation or warranty of the Company set forth in Section 4.2 (Capitalization) of the Merger Agreement shall not be true and correct in all but de minimis respects, (y) any representation or warranty of the Company set forth in Section 4.1 (Qualification, Organization, Subsidiaries, Etc.), Section 4.3 (Authority; Noncontravention; Voting Requirements), Section 4.19 (Opinion of Financial Advisor) or Section 4.21 (Brokers and Other Advisors) of the Merger Agreement shall

A-1

not be true and correct in all respects (other than immaterial inaccuracies) and (z) any representation or warranty of the Company set forth in Article IV of the Merger Agreement (other than the representations and warranties referred to in the foregoing clauses (x) and (y)) shall not be true and correct, other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case with respect to the foregoing clauses (x), (y) and (z), as of the date of the Merger Agreement and as of such scheduled expiration date of the Offer, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date); (B) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it; or (C) Parent and Merger Sub shall have failed to receive a certificate of an executive officer of the Company, dated as of the scheduled expiration date of the Offer, to the effect that none of the conditions set forth in the foregoing clauses (A) and (B) shall exist; or

(iii) the Merger Agreement shall have been terminated in accordance with its terms or shall have been amended in accordance with its terms to provide for such termination or amendment of the Offer (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, and all conditions (except for the Minimum Condition) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Annex A and not otherwise defined shall have the respective meanings assigned thereto in the Agreement and Plan of Merger to which this Annex A is attached (the “Merger Agreement”).

A-2

ANNEX B

[DATE]

Via Certified Mail

Internal Revenue Service

Director, Philadelphia Service Center

P.O. Box 21086

Drop Point 8731

FIRPTA Unit

Philadelphia, PA 19114-0586

Re:	Notice Pursuant to Treasury Regulations § 1.897-2(h)(2)

Ladies and Gentlemen:

At the request of Valeant Pharmaceuticals International (“Buyer”), in connection with the disposition of outstanding shares of capital stock of Obagi Medical Products, Inc., a Delaware corporation (the “Corporation”), the Corporation provided the attached statement to Buyer on the date hereof. This notice is provided pursuant to the requirements of Treasury Regulations § 1.897-2(h)(2). A copy of a certificate, dated as of the date of this notice, furnished to Buyer by the Corporation under Treasury Regulations § 1.897-2(h) (the “FIRPTA Certificate”) is attached hereto.

The following information relates to the Corporation, which is providing this notice:

Name:	Obagi Medical Products, Inc.
Address:	3760 Kilroy Airport Way, Suite 500
Long Beach, CA 90806

Taxpayer ID Number:	22-3904668

The following information relates to the person that requested the notice:

Name:	Valeant Pharmaceuticals International
Address:	700 Route 202/206
Bridgewater, NJ 08807
Attention: General Counsel

Taxpayer ID Number:	33-0628076

The interest in question (capital stock of the Corporation) is not a “United States real property interest,” as that term is defined in § 897(c)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) because the Corporation is not, and has not been within the five-year period preceding the date hereof, a “United States real property holding corporation” as that term is defined in § 897(c)(2) of the Code.

Under penalties of perjury, the undersigned, an officer of the Corporation, declares that the above notice (including the FIRPTA Certificate attached hereto) is correct to his knowledge and belief and further declares that he has the authority to sign this document on behalf of the Corporation.

[Signature page follows.]

OBAGI MEDICAL PRODUCTS, INC.

By:
Name:
Title:

Statement Certifying Non-U.S. Real Property Interest pursuant to Treas. Reg. § 1.897-2(h) and § 1.1445-2(c)(3)

This statement is being provided by Obagi Medical Products, Inc., a Delaware corporation (the “Corporation”), to Valeant Pharmaceuticals International, a Delaware corporation (“Buyer”), pursuant to Section 7.1(f) of the Agreement and Plan of Merger dated as of [DATE], by and among the Corporation, Buyer and Merger Sub (as defined therein) (the “Agreement”).

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a “United States real property interest” must withhold tax if the transferor is not a United States person. In order to confirm that Buyer, as transferee, is not required to withhold tax upon its acquisition of all the outstanding capital stock of the Corporation, the undersigned, an officer of the Corporation and solely in the capacity of an officer of the Corporation, hereby certifies as follows:

1.	The stock of the Corporation does not constitute a “United States real property interest,” as that term is defined in Section 897(c)(1)(A) of the Code;

2.	The determination in Paragraph 1 above is based on a determination by the Corporation that the Corporation is not, and has not been a “United States real property holding corporation,” as that term is defined in Section 897(c)(2) of the Code, during the five-year period ending on the date hereof;

3.	The Corporation’s federal employer identification number is 22-3904668; and

4.	The Corporation’s principal office address is:

Obagi Medical Products, Inc.

3760 Kilroy Airport Way, Suite 500

Long Beach, CA 90806

The Corporation understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have the authority to sign this document on behalf of the Corporation.

[Signature page follows.]

Dated: , 2013

OBAGI MEDICAL PRODUCTS, INC.

By:
Name:
Title:

B-4